Exhibit 99.3

STRICTLY CONFIDENTIAL
DRAFT - SUBJECT TO MATERIAL REVISION

Ch. 11 Liquidation Analysis
Shift Technologies, Inc.
October 3, 2023

Shift Technologies, Inc.	STRICTLY CONFIDENTIAL
Ch. 11 Liquidation - Wholesale Liquidation	DRAFT - SUBJECT TO MATERIAL REVISION

Line Item	Assumptions
General Assumptions

- Form	- Liquidating Ch. 11 (3 months)

- Filing Date	- 10/6/2023 - 10/8/2023

- DIP Financing	- No DIP Financing required, Company may require access to restricted cash.

Recovery Values

- Unrestricted & Restricted Cash at filing

-  Assumed usage of Ally FLOC restricted cash during the liquidation, all other restricted cash amounts (cash backed LCs supporting leases) assumed unrecovered.

-  Limited unrestricted cash prior to filing.

-  Restricted to be repaid as collections from liquidation of inventory comes in.

-  Cash at end of liquidation distributed to prepetition unsecured creditors after satisfaction of administrative and priority claims.

- Accounts Receivable as of filing date	- 87% - 97% Recovery
- A/R has should be collected recovered in first three weeks following filing

- Inventory as of filing date	- 71% - 89% Recovery equating to $0 front end GPU on the high end.
- 394 vehicles sold in the liquidation.

-  Cars are liquidated at wholesale/auction in the ordinary course following filing.

-  40 cars sold at 10% price reductions in “as is / red light” sales

-  Sales taxes on inventory sales excluded from recovery (assumed collected and passed on, net amount included in winddown budget)

- All Other Assets as of filing date	- 0-5% Recovery

Administrative Costs

- Winddown Budget	- $5.0 - $4.1M Cost

-  22% of forecasted payroll and benefits for one month (then nominal spend thereafter), 100% of rent and sales tax, 10% of forecasted other payables (plus 20% cushion in the low case).

-  Inclusive of prepetition admin and priority claims.

-  1 months of rent payments for the Oakland building, Pamona and the SF HQ, deferred till end of Ch. 11 case due to 10/6/2023 filing date.

-  $150K retention for remaining employees.

-  $990K for workers comp, general liability and other insurance renewal WE 10/13.

- Professional Fees	- $2.1M Total. 20% higher in low case.

- Plan Administrator	- $300K for estate winddown and plan administration

- UST Fees	- $450K

Shift Technologies, Inc.	STRICTLY CONFIDENTIAL
Ch. 11 Liquidation - Wholesale Liquidation	DRAFT - SUBJECT TO MATERIAL REVISION

General Note: Assumptions for individual line-items detailed on the prior page.

	Estimated	Recovery (%)		Recovery ($)
($ in thousands)	NBV(1)	Low	High	Low	High
Asset Values
Unrestricted & Restricted Cash	$8,819	100.0%	100.0%	$8,819	$8,819
Accounts receivable, net	3,859	87.1%	96.8%	3,361	3,734
Inventory	9,301	70.8%	88.6%	6,589	8,236
Prepaid and other current assets	4,812	0.0%	5.0%	0	241
Property & Equipment, net	1,732	0.0%	5.0%	0	87
Capitalized website/software	903	0.0%	5.0%	0	45
Other non-current tangible assets	1,313	0.0%	5.0%	0	66
Total	$30,738	61.1%	69.1%	$18,768	$21,227
Ch. 11 Administrative & Priority Claims
Wind-Down Budget (incl. prepetition admin & priority claims)				$(4,964)	$(4,136)
Professional Fees				$(2,520)	(2,100)
Plan Administrator				$(300)	(300)
US Trustee Fees				$(450)	(450)

Total	$(8,234)	$(6,986)
Net Proceeds Available for Distribution	$10,535	$14,240

Secured Debt
Ally FLOC	$6,976	100.0%	100.0%	$6,976	$6,976

Total	$6,976	100.0%	100.0%	$6,976	$6,976
Available to Unsecureds	$3,559				$7,265

Unsecured Debt
Accounts Payable	$4,852	1.8%	3.6%	$86	$176
Accrued Expenses	8,797	1.8%	3.6%	156	318
Unpaid Rent & Lease Rejection Damages	8,830	1.8%	3.6%	157	320
Senior Unsecured Notes	20,500	1.8%	3.6%	364	742
Convertible Notes	152,700	1.8%	3.6%	2,708	5,528
Litigation Claim	5,000	1.8%	3.6%	89	181
Total	$200,679	1.8%	3.6%	$3,559	$7,265

Footnote:

1	Estimated Net Book Value as of 10/6/2023 utilizes the 13-week cash flow forecast for cash, working capital assets and secured debt balances, and the 8/31/2023 balance sheet for all other line items.